Exhibit 99

FOR RELEASE — MAY 10, 2005

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins (607) 974-4197 collinsdf@corning.com	Kenneth C. Sofio (607) 974-7705 sofiokc@corning.com

Corning Announces Redemption of
7 Percent Debentures Due March 15, 2007

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced that it will redeem for cash the $100 million aggregate principal amount of its outstanding 7 percent debentures due March 15, 2007. As provided in the indenture governing these debentures the redemption price is 100 percent per $1,000 principal amount per debenture, together with accrued and unpaid interest to the redemption date of June 13, 2005.

“This redemption will not impact our second-quarter guidance issued on April 26,” said James B. Flaws, Corning’s vice chairman and chief financial officer. He also noted that Corning, subject to acceptable market conditions, may seek to refinance the debt being redeemed.

A notice of redemption is being sent to all currently registered holders of the
7 percent debentures due March 15, 2007 by the trustee, Citibank, N.A. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from Citibank, N.A. by calling 1-800-422-2066.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

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Corning Incorporated Announces Redemption of 7 Percent Debentures Due March 15, 2007
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Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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